ETF FUND SERVICES AGREEMENT

between

Northern Lights Fund Trust IV

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2.	DUTIES OF UFS	2
3.	FEES	3
4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6.	REPRESENTATIONS AND WARRANTIES	6
7.	CONFIDENTIALITY	7
8.	PROPRIETARY INFORMATION	8
9.	ADDITIONAL FUNDS .	9
10.	ASSIGNMENT AND SUBCONTRACTING	9
11.	TERM AND TERMINATION	9
12.	MISCELLANEOUS	10

ATTACHED APPENDICES

APPENDIX I

APPENDIX II

APPENDIX Ill

Northern Lights Fund Trust IV

ETF FUND SERVICES AGREEMENT

THIS ETF FUND SERVICES AGREEMENT (this "Agreement") dated the 20th day of October, 2021 (the "Effective Date"), is entered into by and between NORTHERN LIGHTS FUND TRUST IV, a Delaware statutory trust having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (the "Trust") and ULTIMUS FUND SOLUTIONS, LLC, an Ohio limited liability company having its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 ("UFS").

WHEREAS, the Trust is an investment company registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix Ill attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a "Fund," and collectively as the "Funds"); and

WHEREAS, the Trust desires that UFS perform the services described on Appendices I and II (collectively the "Services") for the Funds and UFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants 'contained herein, the Trust and UFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund, hereby appoints UFS to provide the Services to the Trust and the Funds for the period and on the terms set forth in this Agreement. UFS accepts such appointment and agrees to furnish the Services in return for the compensation as provided in Section 3 and Appendix Ill of this Agreement.

(b)	In connection therewith, the Trust has delivered to UFS copies of:

(i)	the Trust's Agreement and Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	the Trust's Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act (the "Registration Statement");

(iii)	the Trust's notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

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(iv)	each Fund's listing notice from the applicable securities exchange;

(v)	the Trust's current prospectus and statement of additional information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(vi)	if applicable, each Fund's current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act (the "Plan");

(vii)	each Fund's investment advisory agreement;

(viii)	each Fund's underwriting agreement;

(ix)	contact information for each Fund's service providers, including, but not limited to, the Fund's administrator, custodian, transfer agent and/or index receipt agent, independent auditors, legal counsel, underwriter, lead market maker, securities exchange where the Shares will be listed and chief compliance officer; and

(x)	procedures adopted by the Trust in accordance with Rule 17a-7 under the Investment Company Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish UFS with all amendments of or supplements to the items listed in Section l(b) above, and shall deliver to UFS a copy of the resolutions of the Board of Trustees of the Trust (the "Board") appointing UFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF UFS

UFS's duties with respect to the Services are detailed in Appendices I and II to this Agreement.

(a)	In order for UFS to perform the Services, the Trust (i) shall cause all third party service providers to the Trust or Funds to furnish any and all information to UFS and assist UFS as UFS may require and (ii) shall ensure that UFS has access to all records and documents maintained by the Trust and the Funds or any service provider to the Trust or the Funds.

(b)	UFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, UFS determines, on the basis of information supplied to UFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, UFS shall promptly notify the Trust's chief compliance officer and its legal counsel of such violation.
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3.	FEES

(a)	Fees. As compensation for the Services provided by UFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay UFS the fees set forth in Appendix Ill attached hereto. Fees will begin to accrue for each Fund on the latter of the Effective Date or the date UFS begins providing services to such Fund. For the purpose of determining fees calculated as a function of such Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. UFS will render, after the close of each month in which the Services have been furnished, a statement reflecting all of the charges for such month together with any unpaid charges from prior months. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse UFS for all reasonable out-of-pocket expenses or advances incurred by UFS to perform the Services, as well as for any out-of-pocket expenses incurred by UFS at the request or with the consent of the Trust. For the avoidance of doubt, and without intending to limit the Trust's reimbursement obligation, the Trust agrees to reimburse UFS for the following expenses to the extent incurred by UFS in the performance of the Services:

(i)	taxes (except to the extent relating the income of UFS);
(ii)	interest;
(iii)	brokerage fees and commissions, if any;
(iv)	fees for trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of UFS or the Company's investment adviser;
(v)	SEC fees (including EDGAR filing fees);
(vi)	state blue sky registration or qualification fees;
(vii)	licensing fees for the index on which the Funds are based ("Index");
(viii)	securities exchange listing fees and fees associated with the calculation and dissemination of the Index and indicative optimized portfolio value ("IOPV");
(ix)	advisory fees;
(x)	charges of custodians;
(xi)	transfer agent, dividend disbursing agent and index receipt agent fees;
(xii)	insurance premiums;
(xiii)	outside auditing and legal expenses;
(xiv)	costs of maintaining Trust existence;
(xv)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
(xvi)	costs of preparing and printing prospectuses for regulatory purposes;
(xvii)	costs of shareholders' reports, Trust meetings and related expenses;
(xviii)	costs associated with Fund purchase and redemption transactions; and
(xix)	any extraordinary expenses.

(c)	Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix Ill attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the "CPI") for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. UFS agrees to provide the Board prior written notice of any CPI incr ease.
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(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by UFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the "Records") maintained by UFS in connection with the performance of the Services shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by UFS in the performance of its duties hereunder have been fully paid to the satisfaction of UFS. UFS agrees to maintain a backup set of each Fund's Records Funds (which backup set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored . UFS shall assist the Funds' independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds' Records. UFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the Investment Company Act.

(f)	Post-Engagement Audit Support Fees. After a de-conversion, UFS may be called upon to provide support to a Fund's service providers in connection with a Fund's annual audit. Services provided by UFS to accommodate any request by the Fund for assistance with the Fund's annual audit following termination of this Agreement shall be subject to UFS's standard hourly rates existing at the time of the request. The Fund agrees to compensate UFS, at UFS's standard hourly rates, for accommodating any such request.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of UFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold UFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust's refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust's lack of good faith, gross negligence or willful misconduct with respect to the Trust's performance under or in connection with this Agreement. The Trust shall also indemnify and hold UFS harmless from all reasonable actions taken by UFS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties.

(b)	Indemnification of the Trust. UFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to UFS's refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by UFS contained in this Agreement or which arise out of UFS's lack of good faith, gross negligence or willful misconduct with respect to UFS's performance under or in connection with this Agreement.
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(c)	Reliance. Except to the extent that UFS may be liable pursuant to Section 4(b) above, the Trust shall hold UFS harmless and UFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or resolution of the Board, and UFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by UFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transm itt al, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by UFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to UFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by UFS and the Trust's service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to UFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by UFS to be genuine and to have been given by the proper person or persons. UFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

UFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which UFS reasonably believes to be genuine.

At any time, UFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by UFS under this Agreement, and UFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.

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(d)	Errors of Others. UFS shall not be liable for the errors of other service providers to the Trust, except or unless any UFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to UFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event UFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by UFS and the Trust.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the indemnitee to timely notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder except to the extent that the indemnitor is materially prejudiced by such failure.

(g)	Defense of Claims. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent .

(h)	Limitation of UFS's Liability. Notwithstanding any other provision of this Agreement, UFS's maximum liability to the Trust or any Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund. IN NO EVENT SHALL UFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and UFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund(s) to which UFS's rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Trust or the Fund(s). It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the Trust property of the Trust, as provided in the Trust's Organizational Documents.

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6.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of UFS. UFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized, existing and in good standing under the laws of the state of Ohio;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be so registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to UFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the state of its organization;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an investment company registered or to-be registered under the Investment Company Act and will operate in conformance with the Investment Company Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act is or will be effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund(s) being offered for sale; and

(vi)	Each Fund's Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

7.	CONFIDENTIALITY

UFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that UFS may:

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(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where UFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 - 248.30) ("Reg S-P"), UFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg 5-P, received from a Fund to any person that is not affiliated with the Fund or with UFS and provided that any such information disclosed to an affiliate of UFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format) .

8.	PROPRIETARY INFORMATION

(a)	Proprietary Information of UFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by UFS on databases under the control and ownership of UFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "UFS Proprietary Information") of substantial value to UFS or the third party. The Trust agrees to treat all UFS Proprietary Information as proprietary to UFS and further agrees that it shall not divulge any UFS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by UFS or as may be duly requested by regulatory authorities.

(b)	Proprietary Information of the Trust. UFS acknowledges that all information related to shareholders purchasing or redeeming in-kind furnished to UFS by the Trust or by a shareholder in connection with this Agreement (collectively, "Customer Data"), all information regarding the Trust portfolios, arrangements with brokerage firms and Authorized Participants (as defined in the Funds' Prospectus and Statement of Additional Information), compensation paid to or by the Trust, trading strategies and all such related information (collectively, "Trust Proprietary Information") constitute proprietary information of substantial value to the Trust. UFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.
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(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section 8 shall survive any earlier termination of this Agreement.

9.	ADDITIONAL FUNDS

In the event that the Trust establishes one or more series of Shares (i.e. Funds) after the effectiveness of this Agreement, such series shall become Funds under this Agreement with necessary changes made to Appendix III; however, either UFS or the Trust may elect not to make any such series subject to this Agreement.

10.	ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of UFS. UFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of UFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve UFS of its responsibilities hereunder. UFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

11.	TERM AND TERMINATION

(a)	Term. This Agreement shall remain in effect for a period of two (2) years from the Effective Date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(b)	Termination. This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by UFS at the end of the initial term or any subsequent renewal term upon not less than ninety (90) days' advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the parties agree to submit to arbitration in accordance with Section 12(g) of this Agreement. Additionally, UFS may terminate this Agreement with respect to a Fund at any time following the Board's determination to liquidate such Fund by delivering written notice to the Board setting forth the date on which such termination is to be effective. In the event of any termination of this Agreement, UFS agrees that it will cooperate to facilitate the smooth transition of services to a replacement service provider, if one has been selected by the Board.

(c)	Reimbursement of Expenses Incurred by UFS in Effecting Any Termination. If this Agreement is terminated with respect to a Fund or Funds , UFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of UFS's reasonable labor charges and cash disbursements for services in connection with UFS's activities in effecting such termination.
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(d)	Survival of Certain Obligat ions. The obligations of Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement.

12.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in New York according to the Securities Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys' fees and costs incurred in connection with the enforcement of this Agreement.

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(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to the Trust:	If to UFS:

Northern Lights Fund Trust IV	Ultimus Fund Solutions, LLC
Attn: Legal Department	Attn: Legal Department
225 Pictoria Drive, Suite 450	4221 North 203rd Street, Suite 100
Cincinnati, OH 45246	Elkhorn, NE 68022
GeminiNY-NLFT4LegalTeam@ultimusfundsolutions.com	legal@ultimusfundsolutions.com

   With copies to:

   JoAnn M. Strasser
   Thompson Hine LLP

   41 South High Street, Suite 1700

   Columbus, OH 43215

   JoAnn.Strasser@ThompsonHine.com

   and

   Jennifer Farrell

   Gemini Fund Services, LLC

   80 Arkay Drive, Suite 110

   Hauppauge, NY 11788

   jfarrell@ultimusfundsolutions.com

(j)	Safekeeping. UFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by UFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.
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(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(I)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

NORTHERN LIGHTS FUND TRUST IV		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Wendy Wang	By:	/s/ Gary Tenkman
	Wendy Wang		Gary Tenkman
	President		Chief Exercutive Officer

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APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, UFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust's Registration Statement, the Trust's Organizational Documents, applicable laws and regulations, exemptive orders and resolutions and policies established by the Trust's Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to the Fund's listing exchange and Authorized Participants by the times agreed upon by UFS and the Trust, and communicate such net asset value to the Trust and its transfer agent and/or index receipt agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the Investment Company Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of UFS's Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and UFS. Without limiting the generality of the foregoing, UFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
I.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Trust's administrator deems necessary, and communicates to UFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

Appendix I | Page I

6)	Provide all raw data available from its fund accounting system for the Fund's investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Semi-annual form N-CEN and annual tax returns;
c.	Financial data necessary to update the Trust's Registration Statement; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by each Fund's independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from each Fund's transfer agent and/or index receipt agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with each Fund's custodian;

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements; and

11)	Create each Fund's daily portfolio composition file ("PCF"), transmitting the PCF to each Fund and its Adviser and assist the Fund and its Adviser with inputting the PCF into the NSCC system and facilitating any other communications required by the NSCC related to the PCFs.

Fund Accounting Records.

Maintenance of and Access to Records. UFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the Investment Company Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of UFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during UFS's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by UFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of UFS's obligations hereunder, UFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by UFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by UFS, UFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. UFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that UFS may grant the inspection without instructions from the Trust if UFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix Ill. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by UFS as set forth in this Appendix I shall be delivered to the Trust in writing.

Appendix I | Page 2

APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, UFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, the Trust's Organizational Documents, Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust's Board:

1)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund's independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as "Advisers") in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and UFS from time to time;

5)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and UFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

8)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	amendments to the Trust's Registration Statement;
b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

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c.	notices pursuant to Rule 24f-2 (as applicable);
d.	proxy materials; and
e.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

10)	Coordinate the Trust's audits and examinations by:

a.	assisting each Fund's independent public accountants, or, upon approval of the Trust, any regulatory body or securities exchange, in any requested review of a Fund's accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund's independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund's investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Coordinate with the Funds' service providers to facilitate the setup of Funds on applicable securities exchanges;

14)	Monitor sales of Shares and ensure that the Shares are properly and duly listed with the applicable securities exchanges and that securities exchange listing requirements are met;

15)	Process share creations and redemptions with the Funds' transfer agent;

16)	Maintain create/redeem records to the extent they are not otherwise maintained by other Service Pr oviders;

17)	Arrange for vendors to provide and post each Fund's IOPV and other information required by exemptive orders;

18)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

19)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

20)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

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21)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

22)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of UFS); and

23)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix Ill. UFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by UFS as set forth in this Appendix II shall be delivered to the Trust in writing.

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